Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 115 to the Registration Statement (Form N-1A, No. 002-21789) of our reports dated May 21, 2014 on the financial statements and financial highlights of DWS Alternative Asset Allocation Fund, (one of the series of DWS Market Trust), included in each Fund’s Annual Report for the fiscal year ended March 31, 2014.

/s/Ernst & Young
Boston, Massachusetts
July 24, 2014